Exhibit 23.1

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2025, with respect to the consolidated financial statements of Glucotrack Inc., included in the Annual Report on Form 10-K for the year ended December 31, 2025, which is incorporated by reference in this Registration Statement on Form S-1. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts”.

FAHN KANNE & CO. GRANT THORNTON ISRAEL

/s/ Fahn Kanne & Co. Grant Thornton Israel

Tel-Aviv, Israel

April 29, 2026

Certified Public Accountants Fahn Kanne & Co. is the Israeli member firm of Grant Thornton International Ltd.